OFFICE LEASE
                                     BETWEEN
                            BANK ONE - COLORADO N.A.
                                   AS LANDLORD
                                       AND
                         WESTERN FIDELITY FUNDING, INC.
                                    AS TENANT

                           FOR THE PREMTSES LOCATED AT
                               4704 HARLAN STREET
                          A PORTION OF THE FIRST FLOOR

                                      LEASE

     This agreement is made July 18, 1996, in Lakeside, Colorado, between BANK ONE COLORADO, N.A. (the "Landlord"), whose address is 200 East 7th Street, (PO Box 29, Loveland, Colorado 80537-0029 and Western Fidelity Funding, Inc., (the "Tenant"), whose address is 4704 Harlan Street, Suite 260, Lakeside, Colorado 80212, who hereby agree as follows:

     1 . Lease of Premises. On the terms and subject to the conditions described in this agreement, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord a portion of the first floor consisting of approximately 5531 Rentable square feet (the "Premises"), in the office building located at 4704 Harlan Street, Lakeside, CO, (the "Building"), together with all fixtures and other improvements now or hereafter located thereon and all appurtenances thereto.

     2. Term. The basic term of this lease (the "Basic Term"), shall be for a period of approximately Three (3) years beginning on September 1, 1996, and terminating on August 30, 1999, both dates inclusive.

     3. Rent. The Tenant shall pay to the Landlord annual rent as described in Addendum 1, payable monthly in advance in installments on or before the first day of each calendar month during the term of this lease.

     The rent shall be paid to the Landlord when due, without notice or demand, and without any abatement or deduction by reason of any claim, set off, counterclaim, defense, or any other reason whatsoever. All payments to be made by Tenant to Landlord under this lease shall be made by normal business methods and shall be paid to Landlord at Landlord's address for receiving notices under 34.

     Tenant shall pay to Landlord a one and one-half percent (1'1/2%) late charge on any rents and/or other charges not paid by Tenant within ten (10) days of the due date to cover the cost of handling delinquent payments. Payment of such late charge shall not excuse or cure any default by Tenant under this lease.

     4. Taxes and Assessments. Landlord shall pay or cause to be paid when due all real estate taxes and assessments on the premises during the term of this lease. Tenant shall pay or cause to be paid when due all taxes or charges for or hereafter imposed with respect to any siness conducted by Tenant on the Premises and any fixtures or personal property owned by Tenant and located in the Premises.

     5. Utilities. Base rent shall be adjusted annually throughout the Term, commencing on January 1, of the calendar year following the Base year, by an amount equal to Tenant's share of the excess ("Excess"), if any, of the actual operating expenses for such calendar year over the actual operating expenses for the Base Year. Estimated operating expenses and reconciliation to be outlined and as an attachment to this lease.

     6. Common Areas, Parking and Maintenance. During the term of this lease, Tenant and their employees, shall have the right, in common with others entitled to the similar use thereof, to use all of the interior and exterior common areas of the Building, including lobbies, hallways, restrooms (which are not part of any rented suite), stairways, elevators, doorways for ingress and egress to and from the Building and to and from the exterior common areas of the Building. All Tenants and their employees shall park in the designated area.

     Landlord shall maintain the interior and exterior common areas of the Building, including all fixtures, signs, equipment, and Landlord personal property therein. Landlord's obligations shall include providing cleaning, janitorial, landscaping, snow removal, and other services for the interior and exterior common areas of the building.

     7. Condition of Premises. The Landlord has made $15,200 available in Tenant Improvements and will hire a contractor to do specified work in constructing a demising wall and emergency fire exit. The Landlord makes no representation or warranty, express, or implied, with respect to the condition of the Premises or the fitness of the Premises for any particular use. The Tenant acknowledges that it has fully investigated and is familiar with the size, dimensions, and physical condition of the Premises prior to move in date. The Landlord shall not be required to make any improvement, repair, alteration, or restoration of the Premises, after August 1, 1996 and shall have no liability for any latent or patent defects in the conditions of the Premises.

     8. Tenant. Tenant shall maintain the Premises and all Tenant fixtures, (but not fluorescent lighting fixtures, tubes, ballasts; nor heating, ventilating and air conditioning equipment and controls which shall be the sole responsibility of the Landlord to maintain), signs, business equipment, and personal property therein in good condition, ordinary wear and tear excepted. Tenant shall keep and maintain the Premises in a clean and sanitary condition. Tenant shall use the Premises for an office, including uses incidental thereto, and shall not permit the Premises to be used for any other purpose without first obtaining the Landlord's express written consent to that specific use. Tenant shall occupy and use the Premises only in a careful, safe and proper manner and shall not commit or permit any waste of or on the Premises. Not later than the last day of the term, Tenant shall, at Tenant's expense, remove all of Tenant's personal property, repair all injury done by or in connection with the installation or removal of said property, and surrender the Premises in as good condition as they were at the beginning of the term, reasonable wear and tear expected, All personal property of Tenant remaining on the Premises after Tenant vacates or abandons same shall conclusively be deemed to be Landlord's property and Landlord may, in Landlord's sole discretion, remove or dispose said property. Tenant agrees that the cost of restoring the Premises to the original condition shall be borne by Tenant.

     9. Insurance. The Tenant shall maintain or cause to be maintained in force at all times during the term of this lease:

          (a) Comprehensive general liability insurance with respect to the Premises having limits of not less than $500,000 for bodily injury to one person, $1,000,000 for bodily injuries arising out of one occurrence, $500,000 for property damage, or such increased policy limits as may from time to time hereafter be reasonably requested by the Landlord. If coverage is not available in the exact amount stated above, then coverage in the nearest higher amount available shall be obtained.

          (b) All-risk coverage insurance with respect to all Tenant's personal property in the Premises including rental occupancy or business interruption insurance and other coverages from time to time reasonably requested by the Landlord.

          (c) Such other insurance with respect to the Premises in such amount and against such insurable hazards as the Landlord from time to time may reasonably require.

               Each insurance policy furnished under this section shall be issued by a reputable insurance company approved by the Landlord; shall name the Tenant, the Landlord (Bank One Colorado, N.A.), and any persons designated by the Landlord as additional insured parties therein; shall contain a provision by which the insurer specifically waives its fights of subrogation against the Landlord and its designees with respect to any loss or losses paid thereunder; shall provide that no act or omission (negligent or otherwise) of the Landlord, the Tenant, or others shall affect or limit the obligation of the insurer to pay the Landlord or its designees any and all amounts which would otherwise be payable to it thereunder; shall provide for written notice to the Landlord and its designees at least 10 days prior to any cancellation or expiration without renewal; and shall be in form and content satisfactory to the Landlord and its designees. The Tenant shall furnish the Landlord and its designees with certificates of coverage and evidence of payment of premiums thereon from time to time as requested by Landlord.

     10. Rules and Regulations, Tenant shall use the Premises and the public spaces and common areas, including those which contain modes of ingress to or egress from the Premises and parking lot areas, in accordance with all reasonable rules and regulations which may be promulgated by the Landlord from time to time.

     11. Noise. Tenant shall not permit or suffer any noise, noxious odors, disturbance or nuisance whatsoever on the Premises which would be detrimental to same or annoying to other tenants or occupants of the Building.

     12. Advertising and Signs. Tenant shall be permitted to display Tenant's business sign on elevator building directory to the Premises according to Landlord specifications. All signs shall be obtained and displayed at Tenant's cost and shall be of a size, design, and material approved by Landlord. No other sign shall be located on the Premises or the Building without the prior written consent of the Landlord.

     13. Compliance with Laws. Tenant shall, within its leased premises, at its cost and expense, promptly comply or cause compliance with all laws, regulations, orders, and requirements of all federal, state and local governments, courts, or other lawful authorities and all regulations, including, without limitation, the Americans with Disabilities Act ("ADA") and the regulations promulgated thereunder, and orders of the National Board of Fire Underwriters or other organization hereafter exercising similar functions, which now or any time hereafter may apply to or affect the Premises or any business conducted on the Premises. Specifically, as an illustration and not a limitation shall indemnify and save harmless the Landlord against and from costs, liabilities, suits, penalties, claims, and demands.

     14. Liens. Tenant shall comply with the provisions of the Colorado Mechanic's Lien Law, as amended from time to time, and file the appropriate Notice of Commencement for improvements made to the Premises by the Tenant or on Tenant's behalf If because of any act or omission of the Tenant, any lien, charge, or order for the payment of money shall be filed against the Premises, the Tenant shall, at its own expense, cause the same to be discharged of record or bonded within 90 days after written notice from the Landlord to the Tenant of the filing thereof and the Tenant shall indemnify and save harmless the Landlord against and from costs, liabilities, suits, penalties, claims, and demands. If the Tenant shall fail to cause such liens to be discharged or bonded within the aforesaid 90-day period, the Landlord shall have the fight to cause the same to be discharged and any and all costs and expenses incurred by the Landlord in connection therewith, including without limitation reasonable attorney's fees, shall thereupon be due and payable immediately from the Tenant to the Landlord, with interest thereon at the rate of 2.0% a month from the time such costs and expenses were incurred by the Landlord until the Landlord is reimbursed in full by the Tenant, and the same shall be deemed additional rent hereunder to be paid by the Tenant to the Landlord,

     15. Alterations. The Tenant shall have the right to make alterations, additions, and improvements to the Premises in accordance with plans and specifications which are approved in advance by the Landlord in writing. No alteration shall be commenced until the Tenant has first obtained and paid for all required permits and authorizations of all governmental automobiles having jurisdiction. Any alteration shall be made promptly and in good workmanlike manner and in compliance with all applicable permits, authorizations, building and zoning laws, including ADA, and the Colorado Mechanic's Lien Law, and all other laws, ordinances, regulations, and requirements of the National Board of Fire Underwriters or other body hereafter exercising similar function to require the Tenant to remove any alteration and to restore the Premises to the same condition as before the alteration was made, unless the Landlord expressly waives the foregoing right in its written consent to the alteration. (See Addendum 4,)

     16. Quiet Enjoyment. Upon due performance of all agreements to be performed by the Tenant under this lease, the Landlord covenants that the Tenant may at all times peaceably and quietly have, hold and enjoy the Premises during the term of this lease.

     17. Condemnation. If all or materially all of the Premises are taken in appropriation proceedings or by right of eminent domain, then this lease shall terminate as of the date the Tenant is deprived of physical possession thereof and the rent and other charges herein to be paid by the Tenant shall be paid at that date. If less than materially all of the Premises are so taken, then this lease shall continue in full force and effect notwithstanding such taking, and the "Premises" shall thereafter mean the portion of the Premises remaining after such taking. For purpose of this lease, "materially all of the Premises" shall be deemed so taken if the portion of the Premises remaining after such taking and after such repairs or improvements as the Landlord is then willing to make in its discretion is insufficient to provide Tenant with facilities sufficient to continue economical use of the Premises as described in 8.

     In any event, the Landlord shall be entitled to all compensation and damages (including consequential damages) awarded for any such taking of all or any part of the Premises, and the Tenant shall not be entitled to share in any such award or have any claim against the Tenant for any part thereof, or shall there by any abatement or diminution of rent by reason thereof, provided that the Tenant shall have the right to claim and receive from the condemning authority any special damages from such taking; which are separately allowable and separately awarded to the Tenant and do not have the result of reducing or otherwise affecting the total award which otherwise would be made to the Landlord.

     18. Restoration. If all or any portion of the Premises, or any portion of the Building other than the Premises which is used by Tenant, is damaged by fire or any other cause to such extent that the same cannot be restored, as reasonably estimated by Landlord, within 120 days after the date of such damage or destruction, then following notice from Landlord of such estimation, either Landlord or Tenant may, at its option, no later than 30 days following Landlord's notice, give notice to the other party of its election to terminate this lease. In the event either party so elects, this lease shall terminate on the date of such damage or destruction. In such event, the rent shall be apportioned as of the date of such termination, and any rent paid for any period beyond said date shall be repaid to Tenant. If the time of restoration as reasonably estimated by Landlord shall be less than 120 days, or if neither Landlord or Tenant elects to terminate this lease, Landlord should promptly, at its expense, restore the Building and the Premises to the same or better condition as existed prior to such damage. Tenant shall, in such event, be responsible for the restoration or replacement of fixtures, personal property, and improvements owned by Tenant.

     In any such case in which the use of the Premises is affected by any damage thereto, there shall be an abatement or an equitable reduction in rent payable by Tenant hereunder, depending on the period for which, and the extent to which, the Premises are not reasonably usable for the purposes for which they are leased hereunder. The words "restoration" and restore as used in this section shall include all repairs.

     19. Default. Each of the following events shall be deemed an event of default under this lease:

          (a) Failure by Tenant to make any payment of rent to Landlord within 10 days after Landlord gives Tenant notice to do so, or

          (b) Failure by Tenant to make any other payment or perform or observe any other obligation or condition to be performed or observed by Tenant under this lease and failure by Tenant to correct such default within 20 days after Landlord gives Tenant notice to do so or, if because of the nature of such default it cannot reasonably be corrected within such 20-day period, failure by Tenant to commence correction within such 20-day period and thereafter to expeditiously and continuously prosecute the correction to completion.

          (c)  Abandonment of the Premises by the Tenant.

          (d) Assignment or sublease of any interest or rights of the Tenant under this lease, except as express permitted by the Landlord in writing, or

          (e) The filing or execution or occurrence of any one or more of the following:

               (i)  Petition in bankruptcy by or against the Tenant,

               (ii) Adjudication of the Tenant as a bankrupt or insolvent;

               (iii)Assignment  for the  benefit  of  creditors  of the  Tenant, whether by trust, mortgage, or otherwise, or the execution of a composition agreement with the Tenant's creditors; or

               (iv) Petition or other  proceedings  by or against the Tenant for or the appointment of a trustee, receiver, guardian, conservator, or liquidator of the Tenant with respect to all or substantially all of the Tenant's property.

     Immediately upon occurrence of any default or at any time thereafter, unless the default has theretofore been cured with the written consent of the Landlord or expressly waived by the Landlord in writing, the Landlord may at its exclusive option elect to,

          (a) Continue this lease in full force and effect notwithstanding the occurrence of such event or default; or

          (b) Terminate this lease, in which event all rights, titles, and all interests of the Tenant in, to, or under the Premises and this lease shall terminate forthwith. The Landlord shall be entitled immediately to re-enter and repossess the Premises and the Landlord shall be entitled to recover from the Tenant and the Tenant shall pay to the Landlord forthwith an amount equal to all unpaid rent and late charges accruing hereunder prior to the Landlord's actual recovery of possession of the Premises and all other unpaid amounts which were to have been paid by the Tenant to anyone hereunder prior to the Landlord's actual recovery of possession of the Premises.

     Until such time as the Landlord expressly elects to terminate this lease under the preceding provisions, this lease shall continue in full force and effect notwithstanding the occurrence of such event of default. In the event the Landlord elects to so terminate this lease, the Tenant thereupon shall be deemed to have assigned and transferred to the Landlord all unexpired insurance premiums and all fights of the Tenant under all insurance policies.

     The provisions of this section shall be cumulative in nature, and nothing contained in this section shall in any manner curtail, supplant, abridge, or otherwise affect adversely any right, recourse, or remedy which otherwise would be available to the Landlord at law or in equity.

     20. Landlord's Right to Cure Tenant' s Breach. If Tenant breaches any covenant or condition of this lease, Landlord may, but shall not be obligated to, on reasonable notice to Tenant (except that no notice need be given in case of emergency), cure such breach at the expense of Tenant and the reasonable amount of all expenses, including attorneys' fees, incurred by Landlord in doing so (whether paid by Landlord or not) shall be deemed additional rent payable on demand.

     21. Indemnification. Tenant shall indemnify and save harmless the Landlord against and from any and all liabilities, losses, damages, injuries, costs, and expenses that hereafter may occur, arise, or be claimed to occur or arise directly or indirectly from or out of

          (a) Any failure by the Tenant to make any payment to be made by it hereunder or fully to perform or observe any obligation or condition to be performed or observed by the Tenant hereunder;

          (b) Any cause whatsoever on, about, or relating to the Premises during the term of this lease, however or by whomever caused, whether due in whole or in part to negligent acts or omissions on the part of the Tenant, the Landlord, or any one else, and whether such acts of omissions are active or passive in character, including without limitation any use, misuse, possession, occupancy, or unoccupancy of the Premises by anyone during the term of this lease, or any failure by the Tenant to perform and observe all obligations and conditions to be performed and observed by it under this lease, or the condition of the Premises, including any latent or other defects in the Premises; or

          (c) Any costs or expenses incurred or paid by the Landlord in connection with the foregoing, including tease fees, legal fees and other costs and expenses in prosecuting or defending any of the foregoing, whether litigated or unlitigated,

     Tenant hereby assumes the risk of any and all matters described in this section. Landlord shall not be liable to Tenant for any loss, damage, injury, costs, or expenses whatsoever relating to the Premises, including without limitation, any interruption or cessation of the business of Tenant or any subtenant or loss incurred as a consequence of damage to or destruction of the Premises, however caused, and whether or not resulting from negligence of Landlord or its agents or employees.

     22. Casualty or Theft Loss. Landlord shall not be liable for any damage to the property of Tenant or of others located in or upon the Premises, nor for the loss or damage to any property of Tenant or of others by theft or otherwise.

     23. Water Damage. It is expressly agreed and understood by and between the parties to this lease, that the Landlord shall not be liable for any damage or injury by water which may be sustained by the Tenant or other persons or for any other damage or injury resulting from the carelessness, negligence or improper conduct on the part of Tenant or its agents or employees or by reason of the breakage, leakage or obstruction of the water, sewer, or soil pipes or other leakage in or about the Premises.

     24.  Interruption  of Services or Use.  Interruption  or curtailment of any service maintained in the Premises if caused by strikes, mechanical difficulties, or causes beyond Landlord's control whether similar or dissimilar to those enumerated shall not entitle Tenant to any claim against Landlord nor shall the same constitute constructive or partial eviction provided, however, Landlord shall make reasonable effort to restore such service in the lease amount of time possible.

     25. Cumulative Rights and Remedies. Each fight or remedy of the Landlord under this agreement or now or hereafter available to the Landlord by statue, at law, in equity, or otherwise, shall be cumulative and concurrent and shall be in addition to every other such right or remedy' and neither the existence, availability, nor exercise of any one or more of such fights or remedies shall preclude or otherwise affect the simultaneous or later exercise by the Landlord of any or all other fights or remedies.

     26. Memorandum of Lease. This lease shall not be recorded; however, at the request of the Tenant, the Landlord shall execute, acknowledge, and deliver a memorandum of this lease for purposes of giving public notice of the fights and obligations of the Landlord and the Tenant under this lease.

     27. Assignment of Sublease. No provision.

     28. Landlord's Access. The Landlord and its designees shall have the right to enter the Premises at any reasonable times for the purposes of inspecting the Premises, performing any work which the Landlord elects to undertake hereunder, and exhibiting the Premises for sale, lease, or mortgage. Nothing herein shall imply any duty upon the Landlord to do any such work which under any provision of this lease the Tenant is required to perform nor shall the Landlord incur any liability as a result of not inspecting the Premises,

     29. Non-waiver. No failure by the Landlord to exercise any option hereunder or to enforce its rights or to seek its remedies upon any default, and no acceptance by the Landlord of any rent accruing before or after any default, shall affect or constitute a waiver of the Landlord's fights to exercise that option, enforce that right, or seek that remedy with respect to that default or any prior or subsequent default.

     30. No Third Party Benefit. This agreement is intended for the benefit of the Tenant and the Landlord and, except as otherwise provided in this agreement, their respective successors, heirs, personal representatives, and assigns, nothing contained in this agreement shall be construed as creating any rights or benefits in or to any third party.

     31 . Broker's Fees. No fees.

     32. Surrender of Premises. No agreement to accept a surrender of the Premises shall be valid unless in writing and signed by the Landlord. The delivery of the keys to any employee or agent of the Landlord shall not operate as a termination of the lease or a Surrender of the Premises, except at the end of the full-term of this lease. The failure of the Landlord to seek redress for violation of, or to insist upon strict performance of any of the terms, covenants and conditions of this lease, shall not act as a waiver or be evidence of a consent to any said violation. Further, the receipt of rent by the Landlord with knowledge of the breach of any term, covenant or condition of this lease shall not be deemed a waiver of such breach, with the exception of a breach caused by Tenant's failure to pay rent or additional rent for the current month only.

     33. Holding Over. If the Tenant retains possession of the Premises or any part thereof after the termination of the lease term or any extension thereof, by lapse of time or otherwise, the Tenant shall pay the Landlord rent on a month-to-month basis in a monthly amount of 1.30 times the monthly rent payable for the year immediately preceding said holdover for the time the Tenant thus remains in possession. The provisions of this section do not waive Landlord's rights of re-entry or any other fight hereunder. Any retention of the Premises after the termination month will be considered as a holdover unless otherwise agreed to in writing by both parties.

     34. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered, or when mailed by first class registered or certified mail, postage prepaid, addressed, (a) if to the Tenant, at its address set forth above, or (b) if to the Landlord, at its address set forth above, or (c) to any such other address as a party to this agreement may theretofore have designated in notice to any party giving notice.

     35. Estoppel Certificate. Either party to this lease shall from time to time during the term of this lease, immediately upon request of the other party, execute and deliver to the other party a statement certifying that this lease is in full force and effect, the date through which the rent and other charges hereunder have been paid, and any other factual matter reasonably requested by the other party.

     36. Severability . If any provisions of this lease or any application thereof shall be invalid or unenforceable, the remainder of this lease and any other application of such provision shall not be affected thereby.

     37. Binding Effect. This lease shall be binding upon and inure to the benefit of and be enforceable by the respective successors, heirs, personal representatives and assigns of the parties hereto.

     38. Section Headings. The section headings are for convenience of reference only and shall not limit or otherwise affect the meaning hereof

     39.   Counterparts.   This  lease  may  be   simultaneously   executed   in
counterparts, each of which, when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes.

     40. Governing Law. This lease shall be governed by and construed in accordance with the laws of the State of Colorado.

     41. Complete Agreement. This document contains the entire agreement between the parties and supersedes any prior discussions, representations, warranties, or agreements between them and the Landlord.

CONSULT YOUR ADVISORS - This document has been prepared for approval by your attorney,

IN WITNESS WHEREOF, all parties have executed this Lease this 18th day of July, 1996.


BANK ONE -                              WESTERN FIDELITY FUNDRNG, INC.
COLORADO, N.A.                          Tenant
Landlord

By: /s/ Nancy E. Anderson               By: /s/ Gene Osburn
   ------------------------------          ----------------------------------
Title:  Regional R/E Specialist         Title:  President

                                    ADDENDUM

This Addendum is attached to and made a part of that certain Lease dated July 18, 1996 between BANK ONE - COLORADO, N.A., as Landlord, and Western Fidelity Funding, Inc., as Tenant, on the 553 1 rentable square foot premises known as a portion of the first floor, 4704 Harlan Street, Lakeside, CO.

                              ADDITIONAL PROVISIONS

The following provisions are in addition to, substitution of, and/or modification of the terms and conditions contained in Pages 1 through 11 of this Lease, Addendum and Exhibits thereto. in this event of any conflict between such terms and conditions of this Lease and the terms and conditions of the following provisions, the latter shall control.

I. Rent. The following shall be the annual and monthly rental and shall be paid in accordance with Article 3 of this Lease.

     LEASE               ANNUAL           MONTHLY       SQUARE FOOT
     PERIOD              RENTAL           RENTAL        RENTAL RATE
     ------              ------           -------       -----------
 September 1, 1996
   Through
 August 30, 1997       $55,310.00         $4609.17        $10.00
 September 1, 1997
   Through
 August 30, 1998       $56,692.75         $4724.40        $10.25
 September 1,1998
 Through
 August 30, 1999       $58,075.50         $4839.63        $10.50

2. Condition of Premises. Landlord shall provide demising wall and emergency fire exit at their own cost. Plans to be approved by DPC Investors. Tenant Improvement allowance for this is $15,200.00, not to exceed.

3.  Requirements  for Cable in  Plenum  areas.  Tenant  hereby  acknowledges  to
Landlord that telephone and data cables must be in metal conduit or teflon-coated cable to be in conformance with applicable governmental building codes concerning cable installed in open air plenum areas, such as the demised premises. It is the Tenant's responsibility to inform its telephone and data communications installers of this requirement. Any additional cost for conduit or applicable cable other than what is provided in the demised premises is a Tenant cost.

4. Tenant Provided Improvements. For any Tenant provided remodeling or redecoration work after August 1, 1996, Tenant agrees to have any such work done in a "workmanlike" manner with a contractor or workman approved in writing by the Landlord. Approval for such contractor or workman shall not be unreasonably withheld by Landlord. Prior to the start of any remodeling or construction by

Tenant, Tenant shall submit or cause to be submitted to Landlord's Agent for written approval two (2) copies of detailed drawings to scale indicating any structural changes, partitions, electrical, heating ventilating and air conditioning, and plumbing work.

5. Americans With Disabilities Act. Landlord and Tenant acknowledge that the Building and the Premises occupied by Tenant are subject to the Americans With Disabilities Act (ADA) regulations and specifically TITLE III thereof, concerning the provisions governing public accommodations in commercial facilities, Landlord agrees that if the Building, except for the Demised Premises, fails to comply with the provisions of the ADA, that Landlord will use its reasonable efforts to comply with the ADA requirements of "reasonable accessibility" in accordance with the standard set forth in the ADA.

        Landlord shall be responsible for any alterations and costs or expenses associated therewith, including alterations to the entrance to the demised Premises to maintain the demised Premises in compliance with the ADA. Tenant shall have no right to make any structural or non-structural changes to the demised Premises to meet the ADA requirements, except as previously approved by Landlord pursuant to the terms of the Lease.

6. Security Deposit. Landlord and Tenant hereby acknowledge that there is NO security deposit for this lease transaction.

7. Chair Pads. Tenant agrees, at Tenant's expense, to rise chair pads under all caster- type chairs used in the demised Premises if the casters are less than 1/2" wide.

8. Sublease Cancellation. This Lease makes null and void and cancels the SubLease dated September 26, 1994, between Western Fidelity Funding and Bank One. Bank One will have this lease with Western Fidelity Funding, Inc., approved with DPC and get an acknowledgment for the file of their awareness of this transaction. Western Fidelity Funding, Inc. is hereby made aware that this lease must be approved, after signing, by DPC. If there is no approval by DPC, this document is null and void.

CONSULT YOUR ADVISORS - This document has been prepared for approval by your attorney. No representation or recommendation is made as to the legal sufficiency or tax consequences of this document or the transaction to which it relates. These are questions for your attorney and accountant,

IN WITNESS WHEREOF, all parties have executed this document the date indicated below.

BANK ONE-COLORADO, N.A.               WESTERN FIDELITY FUNDING, INC.
Landlord                              Tenant

By: /s/ Nancy E. Anderson             By: /s/ Gene Osborn, President
   ------------------------------         ----------------------------------
Title: Real Estate Specialist             Date: July 18, 1996
Date:  7/31/96, 1996

                                      RIDER

This Rider is attached to and forms a part of that certain lease dated Bank One-Colorado, N.A., Landlord and \VESTERN FIDFLITY FUNDING, INC., Tenant, covering space on the FIRST floor of the building known as the Bank One, Lakeside, 4704 Harlan Street, Lakeside, CO.

The term "Landlord" as used throughout this lease and all Riders attached hereto shall mean "Sub-Landtord" and the term "Tenant" shall mean "Sub-Tenant" . This lease is subject to all terms and conditions of that certain lease dated March 26, 1991 between Lakeside National Bank I AKA Bank One, Lakeside, "Tenant" and Crown Life Insurance Company, "Landlord" including "Rules and Regulations".


Existiny, Mortgages a d Deeds of Trust. This lease is subject and subordinate to all present mortgages or Deeds of Trust affecting the real estate on which the building is located and the building of which the lease premises form a part, and to all renewals or extensions thereof and to any mortgage or Deeds of Trust which may hereafter be executed, affecting the same.

Western Fidelity Funding, Inc.               Bank One-Colorado, N.A.

By: /s/ Gene Osborn                          By: /s/ Nancy E. Anderson
   -----------------------------                ------------------------------
Title:  President                            Nancy E. Anderson
                                             Regional R/E Specialist